Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 014140) of First Albany Companies Inc. of our report dated March 9, 2007, except for Note 26D, as to which the date is June 22, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in First Albany Companies Inc.’s Current Report on Form 8-K dated August 30, 2007.
/s/ PricewaterhouseCoopers LLP
Albany, New York
September 21, 2007